Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

F45 TRAINING HOLDINGS INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

F45 Training Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: The name of the Corporation is F45 Training Holdings Inc.

SECOND: The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2019.

THIRD: The Certificate of Incorporation of the Corporation (as amended, the “Certificate”) is hereby amended such that the first paragraph of Article 4 be, and it hereby is, deleted in its entirety, and the following is inserted in lieu thereof:

The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 119,000,000 of which (A) 108,000,000 shares will be Common Stock, $0.00005 par value per share (the “Common Stock”) and (B) 11,000,000 shares will be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). Effective as of filing of this Certificate of Amendment (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be split and converted into two shares of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been split. The rights, preferences and privileges of and restrictions on the Preferred Stock and the Common Stock are as follows:

FOURTH: This Certificate of Amendment was duly adopted in accordance with the terms of the Certificate and Sections 141, 228 and Section 242 of the General Corporation Law by the Board of Directors and the stockholders of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Patrick Grosso, its Chief Legal Officer, this 6th day of July, 2021.

F45 Training Holdings Inc.

By:	/s/ Patrick Grosso
Name:	Patrick Grosso
Title:	Chief Legal Officer